Exhibit 99.1
News Release
Federal Home Loan Bank of San Francisco Announces 2017 Director Election Results
SAN FRANCISCO - November 24, 2017 - The Federal Home Loan Bank of San Francisco announced today the results of its 2017 director elections.
The Bank’s members re-elected John F. Luikart and John T. Wasley to nonmember independent director positions. Mr. Luikart is President of Bethany Advisors, LLC, San Francisco, California. Mr. Wasley is a Consultant with Spencer Stuart, Los Angeles, California.
The Bank’s California members also elected Marangal (Marito) Domingo and Joan C. Opp as California member directors. Mr. Domingo is Chief Investment Officer and Chief Credit Officer of First Technology Federal Credit Union, Mountain View, California. Ms. Opp is President and Chief Executive Officer of Stanford Federal Credit Union, Palo Alto, California.
Each of these four positions has a four-year term beginning January 1, 2018, and ending December 31, 2021.
Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Contact:
Mary Long, 415-616-2556
longm@fhlbsf.com